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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                 FORM 8-K/A-1


                                CURRENT REPORT
    Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): April 22, 1996
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                            CZECH INDUSTRIES, INC.
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             (Exact name of registrant as specified in its charter)


            Delaware                     0-26202               521807562
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(State or other jurisdiction   (Commission File Number.)    (IRS Employer
      of incorporation)                                    Identification No.)


             15245 Shady Grove Road, Suite 340, Rockville, MD 20850
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                 (Address of principal executive offices)     (Zip Code)


      Registrant's telephone number, including area code: (301) 527-1110
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       This document contains four pages, including the signature page.


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                   INFORMATION TO BE INCLUDED IN THE REPORT

ITEM 1.  CHANGES IN CONTROL OF REGISTRANT.

    On April 22, 1996, Czech Industries, Inc. (the "Company") signed a letter of intent to acquire eighty percent of Eastbrokers Beteiligungs AG ("Eastbrokers"), a Vienna, Austria based investment banking and brokerage firm. The Company intends to issue 5.4 million shares of its common stock as consideration for the shares of Eastbrokers. The consideration is subject to adjustment upon the earnings of certain net profit targets and upon the receipt of certain net cash proceeds from the future sale of a substantial Company owned asset. The shares to be issued will not be registered under the Securities Act of 1933 (the "Act") and may not be offered or sold in the United States absent registration under the Act of on applicable exemption therefrom.

    As soon as practicable, the Company intends to enter into a definitive stock purchase agreement with the sellers of the shares of Eastbrokers, Peter Schmid, August A. de Roode and Wolfgang Kossner (the "Sellers"). Upon closing of the proposed transaction, the Company will have an authorized capitalization of 50,000,000 shares of common stock of which 14,405,000 will be issued and outstanding. The Sellers will control approximately 38% of the Company's outstanding common stock.

    The Company has agreed to give to Eastbrokers four seats on the Company's board of directors. Peter Schmid, the current president of Eastbrokers and a director of the Company, will become the president and remain as a director of the Company. August A. de Roode, the current chief executive officer of Eastbrokers, will become the chief executive officer and a director of the Company. Wolfgang Kossner, the current managing director of Eastbrokers, will become a director of the Company. The Sellers will have the right to designate one additional person to serve as a member of the board of directors. Accordingly, upon the closing, the board of directors of the Company will consist of Dr. Michael Sumichrast, Ing. Petr Bednarik, Martin A. Sumichrast, Randall F. Greene, the three Sellers and the designee of the Sellers. The Company's By-Laws provide for not less than one director and not more than nine directors.

    Pursuant to the letter of intent, the Company intends to submit to the shareholders the proposed transaction for their approval. Also to be submitted is a proposal to amend the Certificate of Incorporation of the Company whereby action taken on certain events shall require the affirmative vote of sixty six and two thirds percent (66 2/3%) of the members of the board of directors present at a meeting at which a quorum is present. Among the events described in the proposed amendment are the nomination of a person or persons to serve as a member of the board of directors of the Company and the removal of any members of the board of directors of the Company. Also, the Sellers have agreed to vote their shares in accordance with the recommendations of the board of directors relating to the events described in the proposed amendment for a period of three years from the date of the closing.

    Upon the closing of the proposed transaction, the Sellers, acting together, will have a substantial influence on the business of the board of directors and the election of the Company's board of directors, and therefore substantial control of the direction of the affairs of the Company.


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    The transaction is subject to, among other conditions, satisfactory completion of a due diligence investigation and the approval and adoption of the definitive stock purchase agreement by the Company's shareholders. There can be no assurance that the transaction will be successfully completed.










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                                  SIGNATURES


    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                Czech Industries, Inc.
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                                                     (Registrant)


Date     May 7, 1996              By:            Martin A. Sumichrast
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                                                      (Signature)
                                  Martin A. Sumichrast, Chief Financial Officer










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